Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mondee Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2022 Equity Incentive Plan Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	9,615,971	(2)	$8.13	(3)	$78,129,764.38	$0.0001102	$8,609.90
Equity	2022 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,923,194	(4)	$8.13	(3)	$15,625,951.25	$0.0001102	$1,721.98
Total Offering Amounts							$93,755,715.63		-
Total Fee Offsets									-
Net Fee Due									$10,331.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Mondee Holdings, Inc. 2022 Equity Incentive Plan (the “EIP”) and the Mondee Holdings, Inc. 2022 Employee Stock Purchase Plan (“ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents additional shares of Common Stock reserved for issuance under the EIP.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market, on November 28, 2022.

(4)	Represents additional shares of Common Stock reserved for issuance under the Registrant’s ESPP.